UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

_________________________

POINTS INTERNATIONAL LTD.
(Exact name of registrant as specified in its charter)

Canada	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

171 John Street, 5th Floor
Toronto, Ontario, Canada
M5T 1X3
(Address, Including Zip Code, of Principal Executive Offices)

_________________________

Amended and Restated Stock Option Plan
(Full title of plan)

_________________________

CT Corporation System
111 Eighth Avenue
New York, NY 10011
(212) 894-8400
(Name, address and telephone number, including area code of agent for service)

with copies to:

Marc Shewchun	Scott M. Tayne, Esq.
Vice President, General Counsel and Secretary	Davies Ward Phillips & Vineberg LLP
171 John Street, 5th Floor	625 Madison Avenue, 12th Floor,
Toronto, Ontario, Canada M5T 1X3	New York, NY 10022
Tel: (416) 596-6361	Tel: (212) 588-5500

_________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [X]
Non-accelerated filer (do not check if a smaller reporting company) [ ]	Smaller reporting company [ ]

CALCULATION OF REGISTRATION FEE

			Proposed		Proposed
	Amount		Maximum		Maximum	Amount of
Title of	To Be		Offering Price		Aggregate	Registration
Securities to Be Registered	Registered (1)		Per share		Offering Price	Fee

Common Shares, without par value	964,980	(2)	$9.67	(4)	$9,331,357

Common Shares, without par value	598,546	(3)	$9.79	(5)	$5,859,765

Total	1,563,526				$15,191,122	$1764

(1)	Pursuant to Rule 416(a) under the Securities Act, this Registration Statement also covers additional common shares without par value ("Common Shares") of Points International Ltd. (the "Company" or the "Registrant") that may become issuable under the Company's Amended and Restated Stock Option Plan (the "Plan") by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Company's receipt of any consideration that results in an increase in the number of outstanding Common Shares.

(2)	Common shares underlying outstanding options granted under the Plan on March 14, 2011.

(3)	Common Shares underlying options available for grant under the Plan on March 14, 2011.

(4)	Pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the "Securities Act"), the proposed maximum offering price per share was calculated based on a weighted average per share exercise price of CAD$9.45 and converted to USD based on the closing exchange rate on March 10, 2011.

(5)	Estimated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act based upon the average of the high and low prices of the Common Shares as reported on The NASDAQ Stock Market LLC on March 10, 2011.

2

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents are hereby incorporated by reference into this Registration Statement:

(a)	The Company's Annual Report on Form 20-F for the fiscal year ended December 31, 2009, filed with the Commission on May 14, 2010;

(b)	The Company's Interim Financial Statements for the period ending March 31, 2010 and the Company's Management Discussion and Analysis, attached as a Exhibits 99.3 and 99.4, respectively, to the Company's Current Report on Form 6-K furnished to the Commission on May 13, 2010;

(c)	The Company's Interim Financial Statements for the period ending June 30, 2010 and the Company's Management Discussion and Analysis, attached as a Exhibits 99.3 and 99.4, respectively, to the Company's Current Report on Form 6-K furnished to the Commission on August 11, 2010;

(d)	The Company's Interim Financial Statements for the period ending September 30, 2010 and the Company's Management Discussion and Analysis, attached as a Exhibits 99.3 and 99.4, respectively, to the Company's Current Report on Form 6-K furnished to the Commission on November 4, 2010;

(e)	The Company's Material Change Report, attached as Exhibit 99.1 to the Company's Current Report on Form 6-K furnished to the Commission on January 27, 2011;

(f)	The Company's Press Release announcing its financial results for the fourth quarter and full year ended December 31, 2010, attached as Exhibit 99.1 to the Company's Current Report on Form 6-K furnished to the Commission on March 9, 2011; and

(g)	The description of the Company's Common Shares contained in the Company's registration statement on Form 8-A, filed with the Commission on February 9, 2011, and any reports filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, and all documents furnished to the Commission on Form 6-K to the extent the Company expressly provides that the information therein is incorporated by reference into this Registration Statement, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and are deemed to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this document will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this document or in any other subsequently filed documents that also is or is deemed to be incorporated by reference in this document modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Mr. Marc Shewchun, who is providing the opinion of counsel in connection with this Registration Statement, is the Vice President and General Counsel of the Company and participates in the Company’s employee compensation programs, including the Plan.

Item 6.	Indemnification of Directors and Officers.

Subsection 124(1) of the Canada Business Corporations Act (the “CBCA”) permits and the Registrant’s By-laws requires the Registrant to indemnify its directors and officers, former directors and officers, and persons who have acted at the Registrant’s request as directors or officers of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity, if (a) the individual acted honestly and in good faith with a view to the best interests of the Registrant or the other entity, as the case may be, and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful. Where the conditions in (a) and (b) are met and the individual was not judged by a court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done, Subsection 124(5) of the Canada Business Corporations Act requires that the Registrant indemnify the individual for all costs, charges and expenses reasonably incurred.

Subsection 124(4) of the CBCA provides that the Registrant may, with the approval of a court, indemnify a person referred to in Subsection 124(1) in respect of an action by or on behalf of the Registrant or other entity referred to in Subsection 124(1) to procure a judgment in its favor, to which the individual is made a party by reason of the individual’s association with the Registrant or other entity, against all costs, charges and expenses reasonably incurred by the individual in connection with such action if (a) the individual acted honestly and in good faith with a view to the best interests of the Registrant or the other entity, as the case may be, and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

The CBCA permits, and the Registrant has purchased and presently maintains, insurance on behalf of its officers and directors.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit	Description
5.1	Opinion of Marc Shewchun, Vice President and General Counsel

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Marc Shewchun, Vice President and General Counsel (included in the opinion filed as Exhibit 5.1).

24.1	Power of Attorney (included in signature page of this Registration Statement).

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

	1.	To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

		(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

		(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set fort in this Registration Statement; and

		(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs 1(i) and 1(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

	2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering hereof.

(c)                Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Toronto in the Province of Ontario, on March 14, 2011.

POINTS INTERNATIONAL LTD.

By:	/s/ Robert MacLean
Name:	Robert MacLean
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Robert MacLean, Christopher Barnard, Anthony Lam and Marc Shewchun, as his or her true and lawful attorney-in-fact and agent, each acting alone with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Robert MacLean	Chief Executive Officer and Director	March 14, 2011
Robert MacLean	(Principal Executive Officer)

/s/ Christopher Barnard	President and Director	March 14, 2011
Christopher Barnard

/s/ Anthony Lam	Chief Financial Officer (Principal Financial	March 14, 2011
Anthony Lam	Officer and Principal Accounting Officer)

/s/ Michael Beckerman	Director	March 14, 2011
Michael Beckerman

/s/ Bernay Box	Chairman of the Board, Director	March 14, 2011
Bernay Box	and Authorized United States Representative

/s/ Douglas Carty	Director	March 14, 2011
Douglas Carty

/s/ Bruce Croxon	Director	March 14, 2011
Bruce Croxon

/s/ John Thompson	Director	March 14, 2011
John Thompson

Exhibit Index

Exhibit	Description
5.1	Opinion of Marc Shewchun, Vice President and General Counsel

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Marc Shewchun, Vice President and General Counsel (included in the opinion filed as Exhibit 5.1).

24.1	Power of Attorney (included in signature page of this Registration Statement).